Exhibit 10.67.2


                              AMENDED AND RESTATED
                PROPRIETARY REAGENT SUPPLY AND LICENSE AGREEMENT

         THIS AMENDED AND RESTATED PROPRIETARY REAGENT SUPPLY AND LICENSE AGREEMENT (the "Agreement"), is made and entered into as of June 6, 2002 by and between DTE Smith Branch, LLC, a Delaware limited liability company (the "Vendee"), and Headwaters Incorporated, a Delaware corporation (the "Vendor").

         WHEREAS Vendor has developed a proprietary reagent to produce synthetic fuel from waste coal dust, coal, coal fines, and other coal derivatives, and Vendor is entitled to supply and license the use of the Proprietary Reagent Material (as defined below) to Vendee.

         WHEREAS Vendee wishes to obtain and Vendor wishes to grant to Vendee a license for the use of Proprietary Reagent Material to produce synthetic fuel at Vendee's synthetic fuel manufacturing facilities under the terms and conditions set forth in this Agreement, and Vendee wishes to obtain and Vendor wishes to sell the Vendee the Proprietary Reagent Material (as defined below) for use in the operation of the Vendee's synthetic fuel manufacturing facilities as identified on the attached Exhibit A.

         WHEREAS Vendor and Vendee entered into a Proprietary Reagent Supply and License Agreement dated as of March 28, 2002 and the parties wish to amend and restate their agreement on the terms set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vendor and Vendee each agree as follows:

         Section 1: Definitions

         "Developed Technology" means any inventions, "Improvement," or technology that Vendor may conceive, make, invent, or suggest in connection with Vendor's disclosure to Vendee regarding the use of Proprietary Reagent Material for production of synthetic fuel, all of which the parties hereto acknowledge and agree constitutes the sole and exclusive property of Vendor.

         "Effective Date" means the date of this Agreement set forth above.

         "Facility" or "Facilities" refers to those synthetic fuel manufacturing facilities currently located or with plans to relocate to the sites described in Exhibit A.

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         "Improvement" means an alternation or addition to an invention or discovery which enhances, to some extent, performance or economics without changing or destroying a product's, device's or method's basic identity and essential character. An Improvement may compromise alterations or additions to either patented or unpatented inventions, discoveries, technology, or devices, and may or may not be patentable.

         "Vendee" has the meaning set forth in the preamble.

         "Vendor" has the meaning set forth in the preamble.

         "Proprietary Reagent Material" means and refers to the reagent compound provided by the Vendor for the production, by Vendee, of synthetic fuel, and which fuel is reasonably expected to constitute "qualified fuels" pursuant to the terms of Section 29 (c) (i) (C) of the Internal Revenue Code of 1986, as amended.

         Section 2. License Grant

         2.1 General. Subject to the terms and conditions of this Agreement, Vendor hereby grants to Vendee, for the full term hereof, a non-exclusive license to use the Proprietary Reagent Material for manufacture of synthetic fuel at the facilities. Vendee shall not have the right to sublicense. All Developed Technology and/or Improvements relating directly to the Proprietary Reagent Material shall become Vendor's absolute property.

         2.2 Confidentiality. Each of the parties hereby agree to maintain the Proprietary Reagent Material confidential and not to disclose the Proprietary Reagent Material, or any aspect thereof, or the developed Technology or Improvements, or any aspect thereof (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure on a non-disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) a party is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of this Section 1.5. In the case of (iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party's efforts to prevent the disclosure of confidential Information. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure.

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         Section 3. Sale of Reagent

         3.1 Sale and Purchase. Vendor shall sell to Vendee, and Vendee shall purchase from Vendor Proprietary Reagent Material in an amount equal to Vendee's requirements of chemical reagent required to operate the facilities to produce synthetic fuel regardless of the ownership or location of the Facilities. These requirements may be (i) determined periodically by Vendee based upon chemical operating conditions, Proprietary Reagent Material performance in producing a "qualified fuel", effect of the Proprietary Reagent Material on material handling, and by customer/agency requirements or (ii) reduced or eliminated if Vendee's annual cost of Proprietary Reagent Material escalates more than 4% per year. Vendor shall deliver the Proprietary Reagent Material to Vendee on the terms specified herein. Vendor shall invoice Vendee for Proprietary Reagent Material monthly. Payments for the Proprietary Reagent Material delivered by Vendor during any calendar month shall be due and payable to Vendor in 30 days. Payments after the application due dates shall accrue interest at the rate of one and one-quarter percent per month.

         3.2 Price. The price which Vendee shall pay for the Covol 298 Proprietary Reagent Material delivered (F.O.B. facility location) by Vendor (the "Reagent Base Price") shall be $**** per lb. of dry Covol 298 Reagent delivered; provided, however, that the price which Vendee shall pay for Covol 298-1 Proprietary Reagent Material shall be the Reagent Base Price plus $**** per dry lb. The Reagent Base Price shall be subject to adjustment to reflect any actual increase or decrease in Vendor's cost.

         3.3 Representative and Warranties. Vendor represents, warrants and covenants as follows:

                  (a) Vendor shall convey to Vendee good title to all Proprietary Reagent Material purchased by Vendee from Vendor hereunder, free and clear of any and all liens, claims, and encumbrances of any type whatsoever.

                  (b) All Proprietary Reagent Material shall be delivered in compliance with applicable environmental laws and governmental regulations.

                  (c) Specifications and Quality Standards attached as Exhibit
         B.

         3.4 Order Procedure. Vendee shall deliver all purchase orders for Proprietary Reagent Materials at least ten (10) days in advance of the day for which delivery of the Proprietary Reagent Material is required under such purchase orders, and all such purchase orders received by Vendor during the term of this Agreement shall be deemed to have been accepted by Vendor. Each such purchase order shall be delivered either (i) in writing (including by fax), or
(ii) orally by telephone by an authorized agent of Vendee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shall be sent to Vendor at such address as Vendor shall direct.

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         3.5 Delivery and Acceptance. All Proprietary Reagent Material purchased hereunder shall be delivered F.O.B. the Facility. Vendor shall arrange for any necessary transportation of the Proprietary Reagent Material to the Facility. Vendee shall bear the expense of unloading of Proprietary Reagent Material from the trucks. Vendor will ensure that a certificate of analysis will accompany each delivered load of Proprietary Reagent Material. Vendee shall have a reasonable opportunity to sample Proprietary Reagent Material delivered to it hereunder to confirm that such Proprietary Reagent Material conforms to the terms and requirements hereof in Exhibit B, and Vendee shall not be deemed or required to accept any such Proprietary Reagent Material thereafter until such time that Vendor warrants that quality problems associated with the load are resolved.

         3.6 Conditional License to Manufacture. If Vendee's ability to deliver the Proprietary Reagent Material to Vendee will be interrupted or terminated for any reason, Vendor shall give not less than ninety (90) days notice to Vendee. Subject to giving notice of its inability to deliver the Proprietary Reagent material to Vendee (or, m the absence of such notice, the actual failure to deliver the Proprietary Reagent Material for at least twenty (20) days after Vendee gives written notice of non-delivery to Vendor), Vendor hereby grants to Vendee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Reagent Material, and the copy of the Formula delivered in escrow pursuant to Section 3.7, to manufacture the Proprietary Reagent Material in sufficient quantities to operate the Facility to full capacity; provided however, that the license granted to Vendee under this
Section 3.6 shall cease (subject to reinstatement upon reoccurrence of the events contemplated above) and sales of Proprietary Reagent Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Vendor gives notice to Vendee, together with evidence reasonably satisfactory to Vendee that Vendor is able to deliver the Proprietary Reagent Material in accordance with this Agreement. Vendee shall pay Vendor a fee of $1.00 per ton of synthetic fuel produced and sold in connection with the License granted pursuant to this Section 3.6 and Vendee shall be responsible for any costs incurred by Vendee in connection with the production of Proprietary Reagent Material pursuant to this Section 3.6.

         3.7 Escrow of Reagent Material Formula. Vendor agrees to place in escrow with Vendee the formula and technology used to manufacture the Proprietary Reagent Material (the "Formula") as provided herein. In connection therewith, Vendor agrees to deposit with Vendee, within ten (10) days of the date of this Agreement, a copy of the Formula. During the term of this Agreement, Licensor shall keep the Formula in escrow fully current by depositing all updates and revision thereto and related materials, as the Formula may be updated or revised from time to time. Such supplemental deposit will be completed no later than ten (10) days after the date of us of such revised Formula by Vendor. Title to the Formula shall remain in Vendor, but title to the copy thereof to be deposited in escrow hereunder shall, in the event the Formula shall be released for use to Vendee as provided in Section 3.6, pass to and vest in Licensee. Vendee shall hold such copy of the Formula and any supplements in a

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safe-deposit box at a financial institution located in the Detroit/Ann Arbor,
Michigan region designated by Vendee and reasonably approved by Vendor. Notwithstanding its ownership of a copy of the Formula in such event, Vendee's use of the Formula shall remain subject to the terms of this Agreement.

Section 4. General Representations and Warranties.

         4.1 Authority. Each of Vendee and Vendor represents and warrants that
(i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized in its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

         4.2 Intellectual Property Matters. Vendor represents and warrants to its best knowledge and good faith belief that it (i) owns, free and clear of all liens and encumbrances, intellectual property, patents (including but not limited to United States Patent Numbers 5,599,361, 5,487,764, and 5,453,103) and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Vendee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Proprietary Reagent Material and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

         4.3 Hazardous Material. Vendor represents and warrants that the Proprietary Reagent Material delivered to Vendee shall not be a hazardous material under applicable environmental laws.

         4.4 Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its partners, directors, officers, members, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from such party's breach of any representations, warranties and/or covenants contained in this Agreement.

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         Section 5 Term. The Term of this Agreement is for the period commencing on the effective date of this Agreement and ending on 31 December 2007.

         Section 6 Termination. This Agreement shall terminate upon the termination date set forth in Section 5, unless the Agreement is terminated sooner pursuant to this Section 6.

         6.1. Termination for Cause. In addition to any other remedies that may exist, either party may terminate this Agreement for cause (i.e. , in the event either party commences a material breach of any provision of this Agreement) at any time by giving the other party at least sixty (60) days prior written notice of such termination unless such default or breach is cured within said sixty
(60) days. If either party terminates this Agreement pursuant to this Section 6, Vendee shall promptly return and cause all agents of Vendee to promptly return to Vendor all Confidential Information then in Vendee's possession, and Vendee shall not thereafter use for its own commercial benefit or disclose to any third person any Confidential Information during the period ending five (5) years from the date of such termination in accordance with Section 2.2.

         6.2 Termination or Insolvency or Ceasing Business. This Agreement may be terminated by Vendor if:

                  (a) Vendee becomes insolvent or is unable to pay its debts as they fall due, seeks protection voluntarily or involuntarily under any law relating to bankruptcy, receivership, insolvency, administration, liquidation, dissolution or similar law of any jurisdiction (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) or enters into a general assignment or arrangement or a composition with or for the benefit of its creditors; or

                  (b) Vendee takes any step (including the filing or presentation of a petition, the convening of a meeting or the filing of an application or consent) in any jurisdiction for, or with a view to, the appointment of an administrator, liquidator, receiver, trustee, custodian or similar official (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) for Vendee and/or the whole or any part of the business, undertaking, property, assets, or capital of Vendee or any such person is appointed.

         6.3 Effect of Termination. Upon termination of this Agreement, all rights granted and future obligation to the parties shall immediately cease; however termination shall not relieve either party of its obligations accrued during the Term of Agreement (including any pre-termination obligation Vendee may have to pay Vendor) which has been fulfilled, and all representations, warranties, obligations and confidentiality agreements made herein shall survive termination of this Agreement.

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         Section 7. Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 8 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 9 Notices. All notices required or authorized by this Agreement shall be effective upon receipt and given to the parties in writing by fax, mail, or courier as follows:

         To Vendor:        Brent M. Cook, President
                           Headwaters Incorporated
                           3280 N. Frontage Road
                           Lehi,UT 84043
                           Fax (801) 768-4483

         To Vendee:        Kent McCarger
                           DTE Smith Branch, LLC
                           414 South Main Street, Suite 600
                           Ann Arbor, MI 48104
                           Fax (734) 302-5326

         Section 10 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 11 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes any and all prior communications, representations, or agreements, verbal or written, between the parties relation to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 12. Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York, exclusive of its conflict of law rules.

         Section 13. Assignments. This Agreement may not be assigned, in whole or in part, by any party without the written consent of the other party, which consent shall not be unreasonably withheld.

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         Executed by the duly authorized representatives of the parties on the date and year first above written.

HEADWATERS INCORPORATED                     DTE SMITH BRANCH, LLC


By: /s/ Brent M. Cook                       By: /s/Kent L. McCargar
------------------------                       -------------------------------
Name: Brent M. Cook                         Name: Kent L. McCargar
Title: President                            Title: Vice President
and Chief Executive Officer

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